Exhibit 10.1
AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT
This Amendment no. 1 to the Advisory Agreement, dated as of November 8, 2011 (the “Advisory Agreement”), between KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of March 20, 2012 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, upon the terms set forth in this Amendment, the Advisor has agreed to waive certain performance fees payable to it by the Company and to forgive the advance of certain funds by it to the Company pursuant to the Advisory Agreement.
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisory Agreement as follows:
1.Waiver of the Performance Fee. Pursuant to Section 8.02(ii) of the Advisory Agreement, the Advisor is entitled to receive a Performance Fee in relation to the Company's investment in New Leaf‑KBS JV, LLC, subject to certain conditions and restrictions, and as calculated in the Advisory Agreement. As of December 31, 2011, the amount of the Performance Fee payable by the Company to the Advisor was approximately $5.4 million. With respect to the Performance Fee, the Advisor, on behalf of itself and its affiliates, and its and their respective successors and assigns, hereby waives the Company's obligation to pay the Performance Fee, now or in the future, to the Advisor, resulting in a waiver of fees by the Advisor of approximately $5.4 million. Moreover, as of the date hereof, Section 8.02(ii) of the Agreement and all references thereto in the Agreement shall be of no further force and effect.
2.Forgiveness of the Advance. Pursuant to Article 16 of the Advisory Agreement, the Advisor agreed to advance funds to the Company for distributions upon the terms set forth in Article 16 for the period from January 1, 2006 through August 31, 2010. As of December 31, 2011, the amount of the Advance was $1.6 million. With respect to the Advance, the Advisor, on behalf of itself and its affiliates, and its and their respective successors and assigns, hereby forgives the $1.6 million of funds advanced to the Company in full, resulting in a forgiveness by the Advisor of approximately $1.6 million of debt. Moreover, as of the date hereof, Article 16 of the Agreement and all references thereto in the Agreement shall be of no further force and effect.
3.Ratification; Effect on Advisory Agreement.
(a)Ratification. The Advisory Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(b)Effect on the Advisory Agreement. On and after the date hereof, each reference in the Advisory Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.
Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST, INC. By: /s/ Charles J. Schreiber, Jr. Charles J. Schreiber, Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC By: PBren Investments, L.P., a Manager By: PBren Investments, LLC, as general partner By: /s/ Peter M. Bren Peter M. Bren, Manager

By: Schreiber Real Estate Investments, L.P., a Manager By: Schreiber Investments, LLC, as general partner By: /s/ Charles J. Schreiber, Jr. Charles J. Schreiber, Jr., Manager